UNITED STATES

SECURITIES ANDEXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	April 28, 2009

EDD HELMS GROUP, INC. (Formerly Hotelecopy, Inc.)
(Exact name of registrant as specified in its charter)

Florida	0-17978	59-2605868
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

17850 N.E. 5th AVENUE, MIAMI, FLORIDA	33162
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code	(305) 653-2520

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13E-4(c))

ITEM 8.01

FOR IMMEDIATE RELEASE

May 1, 2009; Miami, FL - Edd Helms Group, Inc. (the “Company”) (OTC symbol: eddh.pk) today announced the filing on April 30, 2009 of its Schedule 14C Definitive Information Statement with the United States Securities and Exchange Commission (the “SEC”) in connection with a “going private” transaction involving an amendment to the Company’s Articles of Incorporation to effectuate a 1-for-2,000 reverse stock split. Fractional shares will be redeemed for cash consideration of $0.40 per pre-split share.

This reverse stock split will be effective June 8, 2009, at which time the Company will become privately-held. As a privately-held company, Edd Helms Group, Inc. will terminate its periodic reporting obligations to the SEC, will terminate the registration of its common stock, and will terminate the quotation of its common stock in the Pink Sheets.

This reverse stock split and repurchase of fractional shares has already received the approval of the principal group of the Company’s shareholders, consisting of Edd Helms, Wade Helms, Charlene Helms Freedland, Sherrie Helms, and Vicki Helms. These related parties currently hold approximately 89% of the outstanding stock of Edd Helms Group, Inc. This majority shareholder approval is reflected in a Rule 13e-3 Transaction Statement, which was also filed on April 30, 2009 with the SEC. Further shareholder proxies will not be requested nor are they required for approval.

Registrar and Transfer Company, the Company’s stock transfer agent, will begin a mailing of the Schedule 14C Definitive Information Statement to all shareholders of record as of April 23, 2009. A shareholders meeting will be held at 10AM on May 28th at the offices of Edd Helms Group, Inc. in Miami, Florida, where this transaction will be adopted and approved by holders of shares representing a majority of the voting power of Edd Helms Group, Inc. Copies of the above-described SEC filings and detailed shareholder instructions are available at www.eddhelms.com/investors_corner.asp .

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EDD HELMS GROUP, INC.
(Formerly Hotelecopy, Inc.)
Date: May 8, 2009

*Print name and title of the signing officer under his signature.